Exhibit 99.1

NEWS FROM

For more information contact:
Kate Lowrey
Director, Investor Relations
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES FISCAL 2016 RESULTS
GAAP EPS – From Continuing Operations $1.77; EPS – As Adjusted $2.03

ST. LOUIS, November 14, 2016 – ESCO Technologies Inc. (NYSE: ESE) (ESCO or the Company) today reported its operating results for the fourth quarter (Q4 2016) and fiscal year ended September 30, 2016 (2016), compared to the fourth quarter (Q4 2015) and fiscal year ended September 30, 2015 (2015).
Management previously announced certain 2016 restructuring actions which were described and quantified in the Company’s October 8, 2015 and November 12, 2015 releases. The costs associated with these restructuring actions were excluded from Management’s 2016 quarterly and full year earnings guidance communicated at the start of the year. Throughout 2016, Management quantified these costs in its quarterly earnings reports when presenting its operating results on an EPS – As Adjusted basis, and reconciled these amounts to their respective EPS – GAAP equivalents.
By excluding the restructuring charges when discussing the 2016 non-GAAP financial measures, Management believes EPS – As Adjusted is more representative of the Company’s ongoing performance and allows shareholders better visibility into the Company’s underlying operations.

EPS Summary

•	2016 EPS – As Adjusted was $2.03 per share, compared to $1.59 per share in 2015;
•	2016 GAAP EPS from continuing operations was $1.77 per share and $1.59 per share in 2015;
•	Q4 2016 EPS – As Adjusted was $0.67 per share, compared to $0.50 per share in Q4 2015; and,
•	Q4 2016 GAAP EPS from continuing operations was $0.65 per share and $0.50 per share in Q4 2015.
Previous Management guidance for 2016 EPS – As Adjusted was $1.95 to $2.02 per share, with Q4 2016 EPS – As Adjusted in the range of $0.59 to $0.66 per share. 2016 actual results came in higher than previous guidance as Filtration, led by higher commercial aerospace earnings, and Doble both exceeded previous earnings expectations.
EPS – As Adjusted excludes after-tax charges of $0.6 million, or $0.02 per share in Q4 2016, and $7.0 million, or $0.26 per share in 2016 related to the previously described restructuring actions, which were completed as of September 30, 2016.

Operating Highlights - 2016

•	2016 sales increased $34 million (6 percent) to $571 million compared to $537 million in 2015;
•
2016 Filtration sales increased $11 million (aerospace sales increased $10 million, or 9 percent, and VACCO sales increased $1 million, or 2 percent), Technical Packaging sales increased $35 million (Plastique added $22 million in sales and TEQ sales increased $13 million), Test sales decreased $16 million (due to the timing of large chamber projects in the respective periods), and USG sales increased $4 million (higher sales of software, services, and new products, partially offset by lower legacy hardware);

•	Consolidated gross margins were 39 and 38 percent in 2016 and 2015, respectively;
•
Despite the addition of the Fremont, Plastique, and Westland acquisitions, 2016 SG&A increased by only $1 million compared to 2015. The additional SG&A costs related to these acquisitions were mitigated by a lower cost structure at Test and Doble, lower operating costs in Filtration, partially offset by higher Corporate spending on professional fees;

•	Other (income) expenses, net, increased in 2016 due to the restructuring costs at Test and Doble;
•	The effective tax rate was 32.9 percent in 2016 compared to 32.2 percent in 2015;
•	2016 EBITDA (earnings before interest, taxes, depreciation and amortization) increased to $93 million as reported, and $101 million As – Adjusted, compared to $81 million as reported in 2015;
•	2016 orders were $576 million compared to $562 million in 2015, which resulted in an ending backlog of $332 million at September 30, 2016; and,
•	Net debt (outstanding borrowings less cash on hand) at September 30, 2016 was $56 million, reflecting additional borrowings for the 2016 acquisitions and spending on share repurchases.

Share Repurchases

During 2016, the Company spent $4.3 million to repurchase approximately 120,000 of its outstanding shares in the open market.
In support of Management’s formal capital allocation policy, over the past three years (2014 through 2016), the Company returned approximately $60 million to shareholders by distributing $25 million in cash dividends and spending $35 million to repurchase approximately one million of its outstanding shares in the open market.
The Company’s share repurchase authorization extends through September 30, 2017, and Management expects to continue to opportunistically repurchase its shares under this authorization.

2016 Restructuring Actions

The 2016 restructuring actions were completed as of September 30, 2016, with cumulative costs incurred of $7.8 million pretax, $7.0 million after tax, and $0.26 per share.

Chairman’s Commentary – 2016

Vic Richey, Chairman and Chief Executive Officer, commented, “I’m pleased with the way we ended 2016 by delivering operating results above our initial expectations, and by successfully executing several key strategic initiatives we established at the beginning of the year.
 “Throughout 2016, we were driven by four significant goals:
•
We set our original EPS – As Adjusted targets at $1.90 to $2.00 per share, and subsequently increased those targets to $1.95 to $2.02 per share with the acquisition of Plastique. It was our goal to deliver, or exceed, these expectations;

•
During each quarterly earnings call, we defined our expectations with the goal of demonstrating consistency and predictability within our diversified, multi-segment operating structure, which reduces volatility and provides stable earnings;

•
Given our 2016 cost reduction / restructuring initiatives impacting Test and Doble, our goal set at the beginning of the year was that when completed, these efforts would benefit future EBIT margins by a meaningful amount; and,

•	We implemented an aggressive, yet disciplined, acquisition strategy to supplement our organic growth and provide profit protection to mitigate economic softness across the global industrial landscape.
“I’m thrilled with the way our entire Company came together collectively to deliver what is arguably the best year in ESCO’s history. Our EPS – As Adjusted was $2.03 per share in 2016, which despite numerous industrial market challenges, exceeded expectations for the year, and for every fiscal quarter during the year.
“We completed our challenging restructuring actions well under budget and on time, and I’m very proud of our staff for the way they respectfully and professionally accomplished this very difficult task.
“On the acquisition front, I’m extremely pleased with the way our M&A strategy played out this year. Beginning with Fremont, followed by Plastique in mid-year, and wrapping up the year with Westland, I’m ecstatic with the addition of each of these teams. These deals were done with a structured and disciplined approach with a continued focus on our ROIC goals. The Management teams we’ve added are a strong complement to the teams we have throughout the company. As we head into 2017, the November addition of Mayday and Hi-Tech furthers our aerospace growth objectives.
 “We plan to build on the success we achieved in 2016 and continue to have a favorable view of our future with our goal remaining the same – to increase long-term shareholder value.”

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on January 19, 2017 to stockholders of record on January 4, 2017.

Acquisition Update – 2017

On November 7, 2016, the Company acquired industry leading aerospace suppliers, Mayday Manufacturing Co. (Mayday) and its affiliate, Hi-Tech Metals, Inc. (Hi-Tech) which operate together in a state-of-the-art, expandable 130,000 square foot facility in Denton, Texas. Mayday and Hi-Tech will be included in the Company’s Filtration operating segment beginning in 2017.
Mayday is a market leading manufacturer of mission-critical bushings, pins, sleeves and precise-tolerance machined components for landing gear, rotor heads, engine mounts, flight controls, and actuation systems for the aerospace and defense industry.
Hi-Tech is a full-service metal processor offering a vast portfolio of unique and challenging processing services to aerospace OEM’s and Tier 1 suppliers. Hi-Tech’s capabilities include anodizing, cadmium and zinc-nickel plating, organic coatings, non-destructive testing, and heat treatment.
The Company is continuing to evaluate additional opportunities and Management remains confident that it will be successful in closing additional acquisitions to support future growth.

Business Outlook – 2017

Management continues to see meaningful sales, EBIT, EBITDA, and EPS growth across each of the Company’s business segments and anticipates growth rates in 2017 and beyond that exceed the Company’s defined peer group and the broader industrial market.
The details of Management’s growth expectations for 2017 (compared to 2016 As – Adjusted) are as follows:
•
Sales are expected to increase between 18 percent and 20 percent, resulting in projected sales in the range of $675 million to $685 million, with all operating segments reflecting meaningful increases;

•	Gross profit dollars are expected to be negatively impacted by a one-time non-cash pretax charge of $3 million or $0.08 per share after-tax, related to Mayday’s inventory “step up”;
•	EBIT dollars are expected to increase greater than 18 percent due to the sales increase, despite the purchase accounting charge;
•	EBITDA is expected to increase between 21 percent and 23 percent, resulting in EBITDA in the range of $122 million and $124 million, compared to 2016 EBITDA As – Adjusted of $101 million;
•	Interest expense on higher net debt resulting from recent acquisitions and share repurchases is expected to increase to $3.6 million, up from the $1.3 million expense reported in 2016;
•	Non-cash depreciation and amortization of intangibles is expected to increase approximately $9 million, pretax, or ($0.22 per share after-tax) as a result of the recent acquisitions;
•	2017 income tax expense is expected to increase as Management is projecting a 35 percent effective tax rate calculated on higher pretax earnings, as compared to the 32.9 percent tax rate in 2016; and,
•
In summary, Management projects 2017 EPS to be in the range of $2.16 to $2.26 per share, including the impact of the inventory “step up” charge of $0.08 per share expected to be incurred in the first half of 2017, and the $0.22 per share impact of additional depreciation and amortization.

Management’s 2017 operating segment expectations are presented in summary fashion:
•
Filtration sales are expected to increase over 35 percent with EBIT margins (excluding inventory “step up” charges at Mayday) similar to 2016. The significant increase in sales and EBIT is driven by the additions of Westland and Mayday, the continued strength of the commercial aerospace  market, and significantly higher space (SLS) sales at VACCO;

•
Technical Packaging sales are expected to increase over 17 percent with EBIT margins in the low-to-mid teens. The sales increase is driven by Plastique being included for the full year, partially offset by a temporary (3 month) slowdown of KAZ deliveries at TEQ as the customer rationalizes its current inventory in Q1 2017;

•
Test sales are expected to increase in the high single digits with EBIT margins near 13 percent. The sales increase is driven by the catch up from 2016 delayed orders being received and with projects ultimately being delivered in 2017. The EBIT margin increase reflects the lower cost structure resulting from the 2016 restructuring and other operating improvements implemented;

•
Doble sales are expected to increase in the mid-to-high single digits with EBIT margins consistent with 2016’s As - Adjusted EBIT margin of 26 percent. The sales increase reflects higher software and service revenues, and flat to slightly higher hardware revenues driven by an expectation of a modest recovery in utility customer capital spending; and,

•	Corporate costs are expected to be higher due to additional non-cash amortization of purchase accounting intangible assets resulting from the recent acquisitions.

On a quarterly basis, Management expects 2017 operating results to reflect a profile similar to 2016 and previous years, with revenues and EPS being more second-half weighted. As with past years, projected Q4 2017 sales and EPS are expected to be the strongest/highest of the fiscal year.
Management expects Q1 2017 EPS to be in the range of $0.35 to $0.40 per share, which reflects one half of the impact of the $3 million, or $0.08 per share, of pretax purchase accounting charges noted above. Additionally, the timing of sales and related earnings within the respective quarters also impacts Q1 comparative EPS.

Chairman’s Commentary – 2017

Mr. Richey continued, “The sales, EBIT, EBITDA and EPS growth we are expecting in 2017 puts us in a solid position to meet our shareholder value-creation goals, and to date, our share price appreciation has validated our strategy.
The sales, EBITDA, and EPS growth we are projecting in 2017 is expected to outperform the majority of our industrial peers and the overall industrial market.
“In 2016, we established a solid foundation with our operating results and, coupled with our recent acquisitions, I remain confident in our ability to meet our longer-term financial goals. We are well-positioned for continued growth, and with us now realizing the benefits of our lower operating cost structure, I’m confident that this will provide us an opportunity to further increase our operating margins and improve our competitive position across our various end-markets.
“I firmly believe our market leadership positions and the breadth and diversity of our new product offerings will allow us to continue to grow at levels above our peer and industry averages.
“We continue to see opportunities to supplement this organic growth through accretive acquisitions, and we remain committed to our longer-term growth targets and EPS goals.”

Conference Call

The Company will host a conference call today, November 14, at 4:00 p.m. Central Time, to discuss the Company’s 2016 results and 2017 outlook. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s website noted above or by phone (dial 1-855-859-2056 and enter the pass code 91075521).

Forward-Looking Statements

Statements in this press release regarding the Company’s expected quarterly and 2017 full year operating results, revenue and sales growth, EPS, EPS growth, EBIT, EBIT margins, EBITDA, gross profit, interest expense, non-cash depreciation and amortization of intangibles, corporate costs, effective tax rates, the Company’s ability to increase operating margins, realize financial goals and increase shareholder value, the success of acquisition efforts, the size, number and timing of future sales and growth opportunities, share repurchases, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.
Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, and the following: the success of the Company’s competitors; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; delivery delays or defaults by customers; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials; the appropriation and allocation of Government funds; the termination for convenience of Government and other customer contracts; the timing and content of future contract awards or customer orders; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters arising from current or former facilities; financial exposure in connection with Company guarantees of certain Aclara contracts; the availability of select acquisitions; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the Company’s successful execution of cost reduction and profit improvement initiatives.

Non-GAAP Financial Measures

The financial measures EBIT, EBIT margin, Adjusted EBIT margin, EBITDA, and EPS – As Adjusted are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes from continuing operations, “EBIT margin” as EBIT expressed as a percent of net sales, “Adjusted EBIT margin” as EBIT excluding the 2016 restructuring charges expressed as a percent of net sales, “EBITDA” as earnings before interest, taxes, depreciation and amortization, and “EPS – As Adjusted” as GAAP earnings per share (EPS) excluding the restructuring charges described above which were $0.02 per share for Q4 2016 and $0.26 per share for 2016.
EBIT, EBIT margin, Adjusted EBIT margin, EBITDA and EPS – As Adjusted are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT, EBIT margin, and EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation and amortization, which are generally accounted for across the entire Company on a consolidated basis. Adjusted EBIT margin excludes the 2016 impact of the ETS and Doble restructuring charges. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The Company believes that the presentation of EBIT, EBIT margin, Adjusted EBIT margin, EBITDA, and EPS – As Adjusted provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the corresponding GAAP measures is included in the attached tables.

ESCO, headquartered in St. Louis: Manufactures highly-engineered filtration and fluid control products for the aviation, space and process markets worldwide; is the industry leader in RF shielding and EMC test products; provides diagnostic instruments, software and services for the benefit of the electric utility industry and industrial power users; and, produces custom thermoformed packaging, pulp based packaging, and specialty products for medical and commercial markets. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

-  tables attached -

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30, 2016		Three Months Ended September 30, 2015

Net Sales	$159,505		153,612
Cost and Expenses:
Cost of sales	96,038		99,131
Selling, general and administrative expenses	34,304		30,945
Amortization of intangible assets	3,090		2,472
Interest expense	391		130
Other expenses (income), net	1,365		1,357
Total costs and expenses	135,188		134,035

Earnings before income taxes	24,317		19,577
Income taxes	7,402		6,594

Net earnings	$16,915		12,983

Diluted EPS - GAAP	$0.65		0.50

Diluted EPS - As Adjusted	$0.67	(1)	0.50

Diluted average common shares O/S:	25,935		26,191

(1)	As Adjusted excludes $0.6 million (or $0.02 per share) of previously announced adjustments for restructuring charges incurred at ETS & Doble during the fourth quarter of fiscal 2016.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Year Ended September 30, 2016		Year Ended September 30, 2015

Net Sales	$571,459		537,291
Cost and Expenses:
Cost of sales	350,807		334,850
Selling, general and administrative expenses	131,493		130,166
Amortization of intangible assets	11,630		8,850
Interest expense	1,308		785
Other expenses (income), net	7,801		1,119
Total costs and expenses	503,039		475,770

Earnings before income taxes	68,420		61,521
Income taxes	22,538		19,785

Net earnings from continuing operations	45,882		41,736

Earnings from discontinued operations, net of tax
expense of $390	-		776
Net earnings	$45,882		42,512

Diluted EPS - GAAP
Continuing operations	$1.77		1.59
Discontinued operations	0.00		0.03
Net earnings	1.77		1.62

Diluted EPS - As Adjusted	$2.03	(1)	1.59

Diluted average common shares O/S:	25,968		26,265

(1)	As Adjusted excludes $6.9 million (or $0.26 per share) of previously announced adjustments for restructuring charges incurred at ETS & Doble during fiscal 2016.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

		GAAP		Q4 2016 Adjustments (1)	As Adjusted
		Q4 2016	Q4 2015		Q4 2016	Q4 2015
Net Sales
	Filtration	$61,994	57,399		61,994	57,399
	Test	41,903	53,161		41,903	53,161
	USG	34,129	30,667		34,129	30,667
	Technical Packaging	21,479	12,385		21,479	12,385
	Totals	$159,505	153,612		159,505	153,612

EBIT
	Filtration	$15,716	12,978		15,716	12,978
	Test	5,276	2,467	424	5,700	2,467
	USG	9,502	7,448	308	9,810	7,448
	Technical Packaging	2,590	2,172		2,590	2,172
	Corporate	(8,376)	(5,358)	106	(8,270)	(5,358)
	Consolidated EBIT	24,708	19,707	838	25,546	19,707
	Less: Interest expense	(391)	(130)		(391)	(130)
	Less: Income tax expense	(7,402)	(6,594)	(215)	(7,617)	(6,594)
	Net earnings from cont ops	$16,915	12,983	623	17,538	12,983

Note:	Depreciation and amortization expense was $6.4 million and $5.0 million for the quarters ended September 30, 2016 and 2015, respectively.

(1)	Adjustments consist of $0.6 million (or $0.02 per share) of restructuring charges at ETS & Doble during the fourth quarter of 2016.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

		GAAP		FY 2016 Adjustments (1)	As Adjusted

		FY 2016	FY 2015		FY 2016	FY 2015
Net Sales
	Filtration	$207,752	196,671		207,752	196,671
	Test	161,512	177,611		161,512	177,611
	USG	127,785	123,556		127,785	123,556
	Technical Packaging	74,410	39,453		74,410	39,453
	Totals	$571,459	537,291		571,459	537,291

EBIT
	Filtration	$45,227	41,686		45,227	41,686
	Test	13,863	9,540	5,139	19,002	9,540
	USG	31,083	29,637	2,228	33,311	29,637
	Technical Packaging	9,625	4,875		9,625	4,875
	Corporate	(30,070)	(23,432)	434	(29,636)	(23,432)
	Consolidated EBIT	69,728	62,306	7,801	77,529	62,306
	Less: Interest expense	(1,308)	(785)		(1,308)	(785)
	Less: Income tax expense	(22,538)	(19,785)	(849)	(23,387)	(19,785)
	Net earnings from cont ops	$45,882	41,736	6,952	52,834	41,736

Note:	Depreciation and amortization expense was $23.6 million and $18.6 million for the years ended September 30, 2016 and 2015, respectively.

(1)	Adjustments consist of $6.9 million (or $0.26 per share) of restructuring charges at ETS & Doble during fiscal year 2016.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30, 2016	September 30, 2015

Assets
Cash and cash equivalents	$53,825	39,411
Accounts receivable, net	121,486	102,607
Costs and estimated earnings on
long-term contracts	28,746	28,387
Inventories	105,542	99,786
Current portion of deferred tax assets	-	15,558
Other current assets	13,884	12,502
Total current assets	323,483	298,251
Property, plant and equipment, net	92,405	77,358
Intangible assets, net	231,759	190,748
Goodwill	323,616	291,157
Other assets	7,108	6,694
	$978,371	864,208

Liabilities and Shareholders' Equity
Short-term borrowings and current	$20,000	20,000
maturities of long-term debt
Accounts payable	42,074	37,863
Current portion of deferred revenue	27,212	21,498
Other current liabilities	68,790	63,850
Total current liabilities	158,076	143,211
Deferred tax liabilities	69,562	74,469
Other liabilities	45,624	32,346
Long-term debt	90,000	30,000
Shareholders' equity	615,109	584,182
	$978,371	864,208

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

Year Ended September 30, 2016
Cash flows from operating activities:
Net earnings	$45,882
Adjustments to reconcile net earnings
to net cash provided by operating activities:
Depreciation and amortization	23,568
Stock compensation expense	4,704
Changes in assets and liabilities	1,746
Effect of deferred taxes	(2,993)
Other	952
Net cash provided by operating activities	73,859

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(82,062)
Capital expenditures	(13,843)
Additions to capitalized software	(8,665)
Net cash used by investing activities	(104,570)

Cash flows from financing activities:
Proceeds from long-term debt	140,000
Principal payments on long-term debt	(80,000)
Dividends paid	(8,248)
Purchases of common stock into treasury	(4,303)
Debt issuance costs	(1,097)
Other	(128)
Net cash provided by financing activities	46,224

Effect of exchange rate changes on cash and cash equivalents	(1,099)

Net increase in cash and cash equivalents	14,414
Cash and cash equivalents, beginning of period	39,411
Cash and cash equivalents, end of period	$53,825

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Other Selected Financial Data (Unaudited)
(Dollars in thousands)

Backlog And Entered Orders - Q4 FY 2016	USG	Test	Filtration	Technical Packaging	Total
Beginning Backlog - 7/1/16	$30,589	83,913	177,016	21,712	313,230
Entered Orders	37,383	41,061	80,779	19,421	178,644
Sales	(34,129)	(41,903)	(61,994)	(21,479)	(159,505)
Ending Backlog - 9/30/16	$33,843	83,071	195,801	19,654	332,369

Backlog And Entered Orders - FY 2016	USG	Test	Filtration	Technical Packaging	Total
Beginning Backlog - 10/1/15	$36,272	95,129	178,844	17,264	327,509
Entered Orders	125,356	149,454	224,709	76,800	576,319
Sales	(127,785)	(161,512)	(207,752)	(74,410)	(571,459)
Ending Backlog - 9/30/16	$33,843	83,071	195,801	19,654	332,369

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

		As Adjusted
	FY 2016	FY 2016	FY 2015

EBITDA	$93,296	$101,097	$80,890
Less: Depreciation & Amortization expense	(23,568)	(23,568)	(18,584)
Less: FY 16 Test & Doble restructuring charges	-	(7,801)	-
Consolidated EBIT	$69,728	$69,728	$62,306
Less: Interest expense	(1,308)	(1,308)	(785)
Less: Income tax expense	(22,538)	(22,538)	(19,785)
Net earnings from cont ops	$45,882	$45,882	$41,736